EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of VirtualScopics Inc. on Form S-3 of our report dated March 27, 2007, with respect to our audits of the consolidated financial statements of VirtualScopics, Inc. and Subsidiary as of December 31, 2006 and for the years ended December 31, 2006 and 2005 appearing in the Annual Report on Form 10-KSB of VirtualScopics, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Interest of Experts & Named Counsel” in such Prospectus.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
October 10, 2007